Exhibit 10.1
CRUDE OIL SUPPLY AGREEMENT
     THIS CRUDE OIL SUPPLY AGREEMENT (this “Agreement”), dated as of September 1, 2009, is made and entered into by and between CALUMET SHREVEPORT FUELS, LLC, an Indiana limited liability customer (“Customer”), and LEGACY RESOURCES CO., L.P., an Indiana limited partnership (“Supplier”). Each of Customer and Supplier is sometimes referred to hereinafter individually as a “Party” and they are collectively referred to as the “Parties.”
RECITALS
     WHEREAS, Customer owns and operates a refinery in Shreveport, Louisiana (the “Refinery”) for the processing and refining of crude oil into specialty lubricating oils and other refined products;
     WHEREAS, Supplier is able to obtain certain commodities, including crude oil, from various supply sources; and
     WHEREAS, in order to meet the inventory requirements of the Refinery, Customer desires to enter into an arrangement pursuant to which it shall purchase from Supplier, and Supplier shall sell and supply to Customer, crude oil on a just in time basis.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
     1. Defined Terms. Unless otherwise provided to the contrary in this Agreement, capitalized terms used in this Agreement shall have the following meanings:
          “AAA” has the meaning specified in Section 17(a).
          “AAA Rules” has the meaning specified in Section 17(a).
          “Agreement” has the meaning specified in the Preamble.
          “Arbitration Panel” has the meaning specified in Section 17(b).
          “Average Purchase Price” means the sum of (i) the monthly average per barrel price quoted for the first nearby month for West Texas Intermediate crude oil on the New York Mercantile Exchange and (ii) $1.40 per barrel, or such other price as may be agreed by the Parties in accordance with Section 5.
          “Brown Station Tanks” means Customer’s storage tanks located at Brown Station, Louisiana.

          “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close.
          “Claiming Party” has the meaning specified in Section 12(a).
          “Claims” shall mean all claims or actions, threatened or filed and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, fees of attorneys, experts and consultants, and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.
          “Customer” has the meaning specified in the Preamble.
          “Customer Indemnified Person” means, collectively, Customer, any Affiliates of Customer (other than Supplier), any members, shareholders, partners or other equity interest owners of Customer or its Affiliates (other than Supplier), and their respective managing members, general partners, managers, managing partners, directors, officers, employees, agents, consultants, advisors, contractors, representatives, successors and assigns.
          “Customer’s Existing Inventory” has the meaning specified in Section 7(a).
          “Customer’s New Inventory” has the meaning specified in Section 10(d).
          “Default Rate” means an annual rate of interest equal to 15% per annum.
          “Delivered Inventory Report” has the meaning specified in Section 9(a).
          “Delivery Point” has the meaning specified in Section 8(a).
          “Dispute” has the meaning specified in Section 17(a).
          “Effective Date” has the meaning specified in Section 2.
          “Force Majeure” means an event or circumstance that prevents a Party from performing its obligations under this Agreement, which event or circumstance (a) was not anticipated as of the Effective Date, (b) is not within the reasonable control of, or the result of the negligence of, such Party, and (c) by the exercise of due diligence, such Party is unable to overcome or avoid or cause to be avoided, and shall include strikes, lockouts, labor disturbances, acts of the public enemy, wars, blockades, insurrections, riots, acts of God, epidemics, landslides, lightning, earthquakes, fires, violent storms, floods, washouts, environmental catastrophes, civil disturbances, explosions, breakdown of necessary equipment, acts or failures to act on the part of any Governmental Authority (including inability to obtain governmental permits), failure of utility services, sabotage, or any other similar causes.
          “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Indemnified Party” has the meaning specified in Section 11(c).
          “Indemnitor” has the meaning specified in Section 11(c).

          “Indication Date” has the meaning specified in Section 6(a).
          “Indication of Need” has the meaning specified in Section 6(a).
          “Party” and “Parties” has the meaning specified in the Preamble.
          “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
          “Pipeline” means the Customer’s pipelines running from Brown Station, Louisiana to the Refinery.
          “Premium” means the amount calculated in accordance with the table set forth on Exhibit A attached hereto.
          “Raw Material” has the meaning specified in Section 4.
          “Refinery” has the meaning specified in the Recitals.
          “Site Tanks” means Customer’s storage tanks located at the site of the Refinery, which tanks are more specifically identified by serial number on Exhibit B attached hereto.
          “Storage Tanks” means the Brown Station Tanks and the Site Tanks, collectively.
          “Supplier” has the meaning specified in the Preamble.
          “Supplier Indemnified Persons” means, collectively, Supplier, any Affiliates of Supplier (other than Customer), any members, shareholders, partners or other equity interest owners of Supplier or its Affiliates (other than Customer), and their respective managing members, general partners, managers, managing partners, directors, officers, employees, agents, consultants, advisors, contractors, representatives, successors and assigns.
          “Supply Period” means the period beginning on the Effective Date and ending upon the expiration of the Wind Up Period.
          “Termination Notice” has the meaning specified in Section 10(b).
          “Transition Period” means the period commencing on the Effective Date and ending on the date that Customer’s Existing Supply is deemed to have been depleted in accordance with Section 7(c).
          “Wind Up Period” has the meaning specified in Section 10(d).
     2. Effectiveness. This Agreement shall be binding on the Parties and effective as of 12:01 a.m., Houston, Texas time, on September 1, 2009 (the “Effective Date”).
     3. Term. The term of this Agreement shall commence on the Effective Date and shall terminate at such time as terminated by either Party in accordance with Section 10.
     4. Purpose. The Parties hereby agree that Supplier shall obtain, sell, supply and deliver to Customer, and Customer shall receive and purchase from Supplier, crude oil meeting the specifications set forth on Exhibit C hereto (the “Raw Material”), on and subject to the terms and conditions of this Agreement.
     5. Contract Price. Customer shall pay Supplier, for each barrel of Raw Material delivered for sale by Supplier at the Delivery Point, an amount expressed in U.S. Dollars equal to the sum of (a) the Average Purchase Price for the applicable month, plus (b) the Premium. Payment shall be made in accordance with the procedures established in Section 9. On a monthly basis, the Parties shall meet to determine if the sum of the Average Purchase Price plus the Premium is representative of the market prices for the Raw Material. In the event that the Parties determine that the sum of the Average Purchase Price plus the Premium is not representative of the market prices for the Raw Material by more than $.10 per barrel of crude oil, the Parties shall negotiate in good faith for a substitute pricing mechanism for the following month’s sale of Raw Material hereunder.
     6. Scheduling; Storage of Raw Material.
     (a) Orders and Scheduling.
     (i) No later than the twentieth day of each calendar month during the Supply Period (or if such twentieth day is not a Business Day, then on the immediately succeeding Business Day) (the “Indication Date”), Customer shall send to Supplier an indication of its needs for Raw Material for the next succeeding calendar month (an “Indication of Need”). The Parties hereby agree that the Indication of Need shall not constitute a binding obligation of Customer and is intended to provide Supplier with guidance for purposes of seeking out and procuring the Raw Material.
     (ii) Based on Customer’s Indication of Need, Supplier shall be solely responsible for procuring the necessary quantity of Raw Material and for storing such Raw Material until such time as it is delivered to Customer in accordance with the terms hereof. Supplier shall have the right to source Raw Material from any producer of crude oil selected by Supplier in its sole discretion.
     (b) Transportation and Storage of Raw Material. Supplier shall be solely responsible for transportation and storage of the Raw Material until such time as the Raw Material is delivered to Customer in accordance with the terms hereof. In order to facilitate and expedite the delivery of Raw Material to Customer, during the Supply Period:
     (i) Supplier shall have the exclusive right to store the Raw Material in the Storage Tanks; and
     (ii) Supplier shall be permitted to use the Pipeline for purposes of transporting the Raw Material from the Brown Station Tanks to the Site Tanks at the Refinery.
During the Supply Period, Customer shall maintain the Storage Tanks and Pipeline in good working order in accordance with customary industry practices. Notwithstanding Supplier’s use of the Storage Tanks and Pipeline for the storage and transportation of Raw Material, the Parties hereby agree and acknowledge that (A) the Storage Tanks and the Pipeline shall at all times remain the property of and under the sole custody and control of Customer, and Supplier shall not by virtue of this Agreement obtain any rights to the Storage Tanks or the Pipeline other than the right to use the same for the limited purposes specified in this Section, and (B) title to and risk of loss of the Raw Material shall not pass to Customer except as contemplated by Section 8(c) below.
     7. Transition Period.
     (a) Beginning as promptly as practicable after the Effective Date, Customer shall commence to draw down, reduce and deplete the crude oil product stored in the Storage Tanks. The crude oil stored in the Storage Tanks shall be strapped at 8:00 a.m. Central time on the Effective Date, such crude oil on such date being hereinafter referred to as “Customer’s Existing Inventory.”
     (b) Customer shall use its commercially reasonable efforts to deplete Customer’s Existing Inventory within 30 days after the Effective Date.
     (c) As Customer’s Existing Inventory is reduced and depleted, Supplier shall begin to store and commingle the Raw Material with Customer’s Existing Inventory in the Storage Tanks. For purposes of distinguishing between the Raw Material and Customer’s Existing Inventory during the Transition Period and determining when Customer’s Existing Inventory has been depleted, the Parties agree that the crude oil in the Storage Tanks shall be deemed to have been drawn down and reduced on a first-in-first-out basis.
     (8) Receipt and Delivery; Title and Risk of Loss.
     (a) Delivery and Calculation of Usage.
     (i) Supplier shall deliver the Raw Material to Customer free and clear of any mortgages, pledges, liens, charges or other security interests or encumbrances. During the Supply Period, Customer may take delivery of Raw Material at any time by removing the Raw Material from the Storage Tanks, and the Raw Material shall be deemed to have been delivered to Customer at the point where the Raw Material passes the flange from each of the Site Tanks to the Refinery (the “Delivery Point”).
     (ii) At 8:00 a.m. Central time on the first calendar day of each month, Customer will strap the Site Tanks. The Customer shall calculate on such day the amount of Raw Material consumed by Customer during the preceding month by (A) adding to the ending inventory from the immediately preceding month the sum of all Raw Material delivered by Supplier to the Site Tanks during such month, based on Supplier’s purchase and other Raw Material movement records for such month (subject to adjustment for variances objectively demonstrated by Supplier or Customer), and (B) subtracting from such sum the ending inventory balance of Raw Material determined by strapping the Site Tanks. In the event of any disagreement by the Parties regarding the results of the foregoing, the Parties shall work together in good faith to attempt to resolve any differences.
     (b) Transfer of Title; Risk of Loss; Indemnity.
     (i) As between the Parties, Supplier shall be deemed to be in exclusive control of the Raw Material purchased and sold hereunder up to delivery thereof to Customer at the Delivery Point, and Customer shall be deemed to be in exclusive control of the Raw Material purchased and sold hereunder at and after the time the Raw Material is delivered at the Delivery Point. Title to and risk of loss related to the Raw Material purchased and sold hereunder shall transfer from Supplier to Customer upon delivery thereof by Supplier at the Delivery Point.
     (ii) Prior to delivery of the Raw Material at the Delivery Point, Customer shall have no rights to or interest therein and Supplier shall have the right to remove Raw Material from the Storage Tanks from time to time and to sell such Raw Material to third parties, and Supplier shall be given sufficient ingress and egress rights by Customer, all to the extent necessary to facilitate Supplier’s removal of the Raw Material.
     (iii) Supplier shall fully protect, indemnify and defend Customer and each Customer Indemnified Person and hold each such Person harmless from and against any and all Claims relating to the Raw Material arising from any act or omission of Supplier occurring prior to or at the time the Raw Material is delivered at the Delivery Point, except to the extent caused by the joint, sole, concurrent, comparative or contributory fault or negligence, fault imposed by law, strict liability, gross negligence, or willful misconduct of Customer or any Customer Indemnified Person. Customer shall fully protect, indemnify and defend Supplier and each Supplier Indemnified Person and hold each such Person harmless from and against any and all Claims related to the Raw Material arising out of any act or omission of Customer occurring before or after the time the Raw Material is delivered at the Delivery Point, except to the extent caused by the joint, sole, concurrent, comparative or contributory fault or negligence, fault imposed by law, strict liability, gross negligence, or willful misconduct of Supplier or any Supplier Indemnified Person.
     (c) Taxes. Supplier shall be responsible for all sales, use, excise, ad valorem, and any other taxes, imposed or levied by any Governmental Authority applicable to the Raw Material sold and delivered hereunder up to the sale and delivery thereof to Customer at the Delivery Point. Customer shall be responsible for all sales, use, excise, ad valorem and any other taxes imposed or levied by any Governmental Authority applicable to the Raw Material after the sale and delivery hereunder to Customer at the Delivery Point. Each Party shall be responsible for taxes assessed on its income or operations. Each Party shall indemnify, defend and hold harmless the other Party from and against any and all liability for taxes imposed or levied by any Governmental Authority with respect to the Raw Material sold, delivered and received hereunder that are the responsibility of such Party pursuant to this Section 8(d).
     (d) Insurance. Supplier shall, at its sole expense, be responsible for maintaining insurance coverage on the Raw Material prior to delivery of the Raw Material at the Delivery Point. In no even shall either Supplier or Customer be subrogated to (i) the claims of the other against any insurance provider, or (ii) any other claims otherwise arising hereunder, it being the intention of the parties hereto to waive all subrogation rights that may arise hereunder or in connection with the transactions contemplated herein and relating to insured claims.
     9. Payment Terms.
     (a) Payment. On a weekly basis, Customer shall provide to Supplier a summary report of the Raw Material removed from each Site Tank during the immediately preceding calendar week, and setting forth the amount due to Supplier in respect of the Raw Material removed from the Site Tanks during such week (the “Delivered Inventory Report”), and no later than the three (3) Business Days of each calendar month following (or the immediately succeeding Business Day if such day is not a Business Day) pay to Supplier, by wire transfer of immediately available funds to the account specified on Exhibit D attached hereto, the amount determined by Customer and set forth in the Delivered Inventory Report. On a monthly basis, Customer and Supplier shall reconcile Raw Material deliveries and pricing for the calendar month as reflected in the weekly Delivered Inventory Reports for calculation of the final adjustment, if any, for the amount due to/from Supplier for that calendar month. Any such amounts due based on this final monthly reconciliation will be payable to the respective Party on the twentieth (20th) day (or the immediately succeeding Business Day if such day is not a Business Day) of the succeeding calendar month.
     (b) Interest on Late Payments. In the event Customer fails to make a payment when due under the provisions of this Agreement, Customer shall pay interest to Supplier on all such late amounts from the date originally due until paid at the Default Rate.
     (c) Audit. Each Party (and its representatives) has the right, at its sole expense, upon reasonable notice and during normal working hours, to examine the books, records and accounts of the other Party relating to this Agreement, but only to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party statements evidencing the quantities of Raw Material delivered or received at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof shall be promptly made and shall bear interest calculated at the Default Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment shall be made unless objection to the accuracy thereof was made prior to the lapse of one year from the delivery of such Raw Material at the Delivery Point; and provided further that this Section 9(c) shall survive any termination of this Agreement for a period of one year from the date of such termination for the purpose of such statement and payment objections.
     10. Termination and Wind Up.
     (a) If
     (i) the Parties are unable to agree on a substitute pricing mechanism as set forth in Section 5, or
     (ii) payment by a Party to the other Party is not made when due in accordance with the terms hereof, or
     (iii) Customer fails to pay interest at the Default Rate on late amounts due in accordance with Section 9(b), then the foregoing shall constitute a default hereunder, and the non-defaulting Party shall, after (A) the expiration of 20 days following the date the non-defaulting Party sends specific written notice to the defaulting Party of the occurrence of such event, and (B) such event remains uncured, have the right to terminate this Agreement, provided that (1) Section 8(c)(iii), Section 8(d), Section 9(c), Section 11 and Sections 13 through 28 shall survive any termination hereof, and provided Customer shall be obligated to pay Supplier for any Raw Material delivered to Customer at the Delivery Point prior to such termination, and (2) such termination, absent written agreement to the contrary, may be immediate and need not be subject to any further Termination Notice or Windup Period.

     (b) Notice of Termination. In addition to, and separate from, the rights of the Parties set forth in Section 10(a), on or after April 30, 2010, either Party may terminate this Agreement by delivering to the other Party written notice of termination (a “Termination Notice”).
     (c) Effectiveness of Termination. Termination of this Agreement after a Termination Notice shall be effective upon the expiration of the Wind Up Period. The Wind Up Period shall be deemed to have ended on the later of (i) the ninetieth (90th) day following the date that a Termination Notice is delivered by one Party to the other and (ii) the last day of the calendar month in which such 90th day occurred if such 90th day is not the last day of a calendar month, in order to effect an orderly transition to a new crude supplier, as crude supply arrangements are made on a full calendar month basis under standard industry practices.
     (d) Wind Up Period. During the period commencing upon delivery of a Termination Notice (the “Wind Up Period”), (i) Supplier shall cease, no earlier than the first day of the last full calendar month of such Wind Up Period to store additional Raw Material in the Storage Tanks, (ii) Customer may begin to store and commingle crude oil supplied by other suppliers (“Customer’s New Inventory”) with the Raw Material stored in the Storage Tanks, and (iii) Customer and Supplier shall draw down, reduce and deplete the Raw Material stored in the Storage Tanks. For purposes of distinguishing between the Raw Material and Customer’s New Inventory during the Wind Up Period and determining when the Raw Material has been depleted, the Parties agree that the crude oil in the Storage Tanks shall be deemed to have been drawn down and reduced on a first-in-first-out basis. During the Wind Up Period the Parties shall continue to perform their respective obligations under this Agreement except as expressly provided in this Section 10(d), and Supplier shall continue to satisfy Customer’s requirements for Raw Material in accordance with the terms hereof during the Wind Up Period. The Wind Up Period shall expire at such time as both the conditions in Section 10(c) have been satisfied and all of the Raw Material is deemed to have been depleted in accordance with this Section 10(d).
     (e) Effect of Termination. Upon termination of this Agreement, neither Party shall have any further obligations hereunder except for any obligations to pay sums owed to the other Party in accordance herewith and provided that Section 9(c), Section 11 and Sections 13 through 28 shall survive any termination hereof.
     11. Indemnification.
     (a) Indemnification by Supplier. Supplier shall indemnify, defend and hold harmless the Customer Indemnified Persons from and against any and all Claims arising out of or resulting from any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement on the part of Supplier under this Agreement. Notwithstanding the foregoing, Supplier’s liability to the Customer Indemnified Persons pursuant to this Section 11(a) shall be net of any insurance proceeds actually received by the Customer Indemnified Persons from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Customer agrees that it shall (and it shall cause each of the other Customer Indemnified Persons to) (i) use commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Customer Indemnified Persons are entitled with respect to or on account of any such damage or injury, (ii) notify Supplier of all potential Claims against any third Person for any such insurance proceeds, and (iii) keep Supplier fully informed of the efforts of the Customer Indemnified Persons in pursuing collection of such insurance proceeds
     (b) Indemnification by Customer. Customer shall indemnify, defend and hold harmless the Supplier Indemnified Persons from and against any and all Claims arising out of or resulting from (i) defects in any rail cars, pipelines or storage tanks provided by Customer for use by Supplier to transport or store Raw Material which defect results in a loss, cost, expense or damage suffered by Supplier, or (ii) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Customer under this Agreement. Notwithstanding the foregoing, Customer’s liability to the Supplier Indemnified Persons pursuant to this Section 11(b) shall be net of any insurance proceeds actually received by the Supplier Indemnified Persons from any third Person with respect to or on account of the damage or injury which is the subject of the indemnification claim. Supplier agrees that it shall (and it shall cause each of the other Supplier Indemnified Persons to) (i) use commercially reasonable efforts to pursue the collection of all insurance proceeds to which any of the Supplier Indemnified Persons are entitled with respect to or on account of any such damage or injury, (ii) notify Customer of all potential Claims against any third Person for any such insurance proceeds, and (iii) keep Customer fully informed of the efforts of the Supplier Indemnified Persons in pursuing collection of such insurance proceeds.
     (c) Indemnification Procedure. If a Claim by a third party is made against one of the Customer Indemnified Persons or one of the Supplier Indemnified Persons (an “Indemnified Party”), and if such Party intends to seek indemnity with respect thereto under this Section 11, such Indemnified Party shall promptly notify Supplier or Customer, as the case may be (the “Indemnitor”), of such Claims. The Indemnitor shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, however, the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Indemnitor, at the Indemnitor’s cost and expense, (i) has undertaken the defense of, and assumed full indemnification responsibility with respect to, such Claim, (ii) is reasonably contesting such Claim in good faith, by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such Claim, the Indemnified Party shall not pay or settle any such Claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such Claim. If, within 30 days after the receipt of the Indemnified Party’s notice of a Claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects, at the Indemnitor’s cost and expense, to undertake the defense thereof and assume full responsibility for all liabilities with respect thereto imposed on it by this Section 11, or gives such notice and thereafter fails to contest such Claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party’s property as contemplated above, the Indemnified Party shall have the right to contest, settle or compromise the Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.
     (d) Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION, AT LAW OR IN EQUITY OR OTHERWISE, EXCEPT PURSUANT TO INDEMNITIES IN THIS AGREEMENT FOR THIRD PARTY CLAIMS (TO THE EXTENT THAT A THIRD PARTY HAS RECOVERED SUCH DAMAGES FROM THE PARTY INDEMNIFIED HEREUNDER). IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES

RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE JOINT, SOLE, CONCURRENT, COMPARATIVE OR CONTRIBUTORY FAULT OR NEGLIGENCE, FAULT IMPOSED BY LAW, STRICT LIABILITY, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PARTY, OR ANY OF ITS REPRESENTATIVES, OFFICERS, AGENTS AND/OR EMPLOYEES.
     12. Force Majeure.
     (a) Declaration of Force Majeure. A Party claiming Force Majeure (the “Claiming Party”) shall give notice and details of the full particulars of the Force Majeure event in writing to the other Party as soon as practicable after the onset of the event or occurrence constituting Force Majeure, and upon giving such notice the Claiming Party shall be excused from performance of its obligations under this Agreement insofar as they are affected by such Force Majeure event (other than the obligation to make payments then due or becoming due with respect to performance under this Agreement prior to the suspension of such Party’s obligations as a result of the Force Majeure event). The Claiming Party shall remedy the cause of the Force Majeure event with all reasonable dispatch.
     (b) Effect on Non-Claiming Party. The non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to, and to the extent subject to the performance of, the obligations of the Claiming Party that have been excused by reason of the Force Majeure event.
     (c) Mitigation. The Parties shall use commercially reasonable efforts to mitigate any adverse effects of a Force Majeure event; provided, however, that the foregoing shall not require the settlement of labor disputes against the better judgment of the Party having the dispute.
     (d) No Change in Obligations. In no event shall this Section 12 be construed to relieve either Party of any obligation hereunder solely because of increased costs or other adverse economic consequences that may be incurred through the performance of such obligation of such Party.
     13. Confidentiality. The Parties agree that the existence of this Agreement and the discussions contemplated hereby are strictly confidential. Accordingly, neither Party shall make or issue any public statement, announcement or disclosure with respect to the existence or terms of this Agreement without the prior written approval of the other, and the discussions between the Parties shall remain confidential, except to the extent that disclosure is otherwise required by law, the rules of any applicable stock exchange or judicial process.
     14. Assignability. The rights under this Agreement shall not be assignable or transferable nor shall the obligations and liabilities be delegable by any Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion.
     15. Fees and Expenses. Each Party shall be responsible for its own costs and expenses (including attorneys’ and consultant fees, costs and expenses) incurred in connection with this Agreement.
     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Texas, without regard to principles of conflicts of law.

     17. Arbitration.
     (a) Any action, dispute, claim or controversy (a “Dispute”) arising out of or relating to this Agreement which is not resolved by the Parties shall be finally resolved by arbitration pursuant to the procedures of the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) and in accordance with this Section 17, and judgment on the award may be entered in any court having jurisdiction thereof. The seat of the arbitration shall be Houston, Texas.
     (b) The Dispute shall be heard and determined by an arbitration panel consisting of three arbitrators (the “Arbitration Panel”), each of whom shall be independent and impartial. Each party to the Dispute shall, within 30 days after commencement of the arbitration, select one person to act as arbitrator. The two arbitrators so selected shall, within 15 days of their appointment, select a third arbitrator who shall serve as the chairperson of the Arbitration Panel. If a party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the parties are unable or fail to agree upon a third arbitrator within 20 days of their appointment, then that arbitrator shall be selected and appointed in accordance with the AAA Rules. The arbitrators selected shall be qualified by education, training, and experience to hear and determine matters in the nature of the Dispute. Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the Arbitration Panel. The vacancy shall be filled by the method by which that arbitrator was originally appointed. The arbitrators shall be bound by and shall follow the then current ABA/AAA Rules of Ethics for Arbitrators.
     (c) The Arbitration Panel shall determine the matters at issue in the Dispute in accordance with the substantive laws of the State of Texas. In the event that there shall be more than one dispute to be arbitrated, the Parties agree that all pending disputes shall be consolidated in the same hearing to the extent feasible.
     (d) The award of the arbitrators shall be in writing, shall state the reasons therefor and shall be deemed final and binding on the parties to the Dispute. In its award, the Arbitration Panel may apportion the costs of arbitration, including fees of the arbitrators, attorneys, and expert witnesses, between or among the parties to the Dispute in such manner as it deems reasonable, taking into account the circumstances of the case, the conduct of the parties during the proceedings, and the result of the arbitration, including requiring one party to the Dispute to bear all or the majority of such costs and fees.
     18. No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective permitted successors and assigns.
     19. No Relationship. Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or any other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, or similar obligation or liability on or with respect to any Party. No Party is or shall act as or be the agent or representative of any other Party.
     20. Construction of Agreement. This Agreement shall be construed without regard to the identity of the Party who drafted the various provisions of the same. Each and every provision of this Agreement shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

     21. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by facsimile and properly addressed as follows:

If to Customer:	Calumet Shreveport Fuels, LLC
2780 Waterfront Pkwy. E. Dr., Suite 200
Indianapolis, IN 46214
Facsimile:(317) 328-5676
Attention: Vice President & CFO

If to Supplier:	Legacy Resources Co., L.P.
1423 West Causeway Approach
Mandeville, Louisiana 70471
Facsimile: (985) 674-1114
Attention: Mark Smith

With copy to:
Legacy Acquisitions, Inc.
5400 W 86th St
Indianapolis, IN 46268
Facsimile: 317-228-8325
Attention: John Vercruysse, Treasurer
Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices which are addressed as provided in this Section 21 given by overnight delivery or mail shall be effective (a) upon delivery, if delivered personally or by overnight delivery, (b) five days following deposit with an overnight mail commercial courier service of recognized international standing, postage prepaid, if delivered by mail, or (c) at such time as delivery is refused by the addressee upon presentation. Notices which are addressed as provided in this Section 21 given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly by the sender after transmission in writing by certified mail, return receipt requested, or overnight delivery.
     22. Waiver. Failure of any Party to exercise any right given hereunder or to insist upon strict compliance with any term, condition or covenant specified herein, shall not constitute a waiver of either Party’s right to exercise such right or to demand strict compliance with any such term, condition or covenant under this Agreement.
     23. Entire Document; Modification or Amendment. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings, whether written or oral, prior to the date hereof and relating to the subject matter hereof. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement.
     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

     25. Captions. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.
     26. Severability. If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced under applicable law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     27. Further Assurances. From time to time, as and when requested by another Party hereto, the Parties hereby agree to take, or cause to be taken, all such reasonable actions, as such other Party may reasonably request to consummate the transactions contemplated by this Agreement.
     28. Certain Rules of Construction. For purposes of this Agreement and unless the context requires otherwise: (a) the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other genders; (b) “shall” and “will” have equal force and effect; (c) the words “include,” “including,” or “includes” shall be read to be followed by the words “without limitation” or words having similar import; (d) the word “or” will have the inclusive meaning represented by the phrase “and/or”; and (e) unless otherwise specified, time periods within or following which any payment is to be made or action is to be taken or done shall be calculated by excluding the day on which the time period commences but including the day on which the time period ends and by extending the time period to the next Business Day following if the last day of the time period is not a Business Day.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Crude Oil Supply Agreement as of the date first above written.

CALUMET SHREVEPORT FUELS, LLC

By:	Calumet Lubricants Co., L.P., its sole member

By:	Calumet LP GP, LLC, its general partner

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner

By:	/s/ R. Patrick Murray II

Name:	R. Patrick Murray II
Title:	Vice President & Chief Financial Officer

LEGACY RESOURCES CO., L.P.

By:	Legacy Acquisitions, Inc., its general partner

By:	/s/ Mark F. Smith

Name:	Mark F. Smith
Title:	President

EXHIBIT A

Average First Nearby Month WTI
Price Per Barrel as Quoted on the
New York Mercantile Exchange	Premium per Barrel for
(NYMEX) for Month of Delivery	Month of Delivery
$30.00 — $39.99	$0.22
$40.00 — $49.99	$0.29
$50.00 — $59.99	$0.36
$60.00 — $69.99	$0.43
$70.00 — $79.99	$0.50
$80.00 — $89.99	$0.58
$90.00 — $99.99	$0.65
$100.00 — $109.99	$0.72
$110.00 — $119.99	$0.79
$120.00 — $129.99	$0.86
$130.00 — $139.99	$0.93
$140.00 — $149.99	$1.00
$150.00 — $159.99	$1.07

EXHIBIT B
Site Tanks located at Customer’s Shreveport, LA refinery:
1.	Tank 60

2.	Tank 77
Storage Tanks located at Brown Station, LA:
1.	Tank 209

2.	Tank 210

3.	Tank 211

EXHIBIT C
     Paraffinic crude oil with gravities between 30 and 60 degrees API

EXHIBIT D
National City Bank of Indiana
Legacy Resources Co., L.P.
ABA #
Account #